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                                  EXHIBIT 5.1

                        OPINION OF HOLLAND & KNIGHT LLP
  REGARDING THE LEGALITY OF SECURITIES OF WELLS REAL ESTATE FUND XIII, L.P.
                                 TO BE OFFERED

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                     [LETTERHEAD OF HOLLAND & KNIGHT LLP]

January 15, 2001

Wells Real Estate Fund XIII, L.P.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

Ladies and Gentlemen:

     We are acting as your counsel in connection with the registration of 4,500,000 units of limited partnership interest (the "Units") of Wells Real Estate Fund XIII, L.P. (the "Partnership"), a Georgia limited partnership having Wells Capital, Inc., a Georgia corporation, and Leo F. Wells, III, as the General Partners (the "General Partners"). Such Units are to be sold for cash for $10.00 each. The Units are being registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-11 which was filed with the Securities and Exchange Commission on October 31, 2000 (as amended, the "Registration Statement"). We are familiar with the documents and materials relating to the Partnership relevant to this opinion.

     In rendering our opinion, we have reviewed the Certificate of Limited Partnership of the Partnership dated September 15, 1998, and the Certificate of Amendment of the Partnership dated October 20, 2000, as executed by the General Partners and filed with the Secretary of State of Georgia. Additionally, we have assumed that the Agreement of Limited Partnership of the Partnership will be executed substantially in the form included as Exhibit A to the Prospectus which was filed with the Securities and Exchange Commission as a part of the Registration Statement (the "Partnership Agreement") and that the Partnership will be operated in accordance with the provisions of the Partnership Agreement. We have also assumed that each of the limited partners will execute the Subscription Agreement and Subscription Agreement Signature Page included as Exhibit B to the Prospectus.

     Assuming the foregoing, based on our review of the relevant documents and materials, it is our opinion that:

     (a) The Partnership is duly organized and validly existing and in good standing under the laws of the State of Georgia; and

     (b) Upon payment by subscribers for Units of their required capital contributions, the Units will be validly authorized and legally issued, and will be fully paid and non-assessable.

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     We undertake no obligation to update the opinions expressed herein at any time after the date hereof. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise referred to, nor filled with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     Consent is hereby given to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Opinions" in the Prospectus. In giving this consent, however, we do not hereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        HOLLAND & KNIGHT LLP

                                        /s/ Holland & Knight LLP

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